U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 5
                 Annual Statement of Changes in Beneficial Ownership

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
 Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

 ___	Check this box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instructions 1(b).
 ___	Form 3 Holdings Reported
 ___	Form 4 Transactions Reported

 1.	Name and Address of Reporting Person

   	Edward L. Gallup
	   3130 Gateway Drive
	   PO Box 5625
	   Norcross, GA  30091-5625

 2.	Issuer Name and Ticker or Trading Symbol

   	Immucor, Inc./BLUD

 3.	IRS or Social Security Number of Reporting Person (Voluntary)

   	###-##-####

 4.	Statement for Month/Year

   	5/98

 5.	If Amendment, Date of Original (Month/Year)

   	NA

 6.	Relationship of Reporting Person to Issuer (check all applicable)

   	X	Director
	   X	Officer (give title below)
		    10% Owner
		    Other (specify below)

   	President


 TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially
           Owned

 1.	Title of Security   (Instr.3)

   	Common Stock, $.10 par value

 2.	Transaction Date (Month/Day/Year)

   	01/15/98

 3.	Transaction Code (Instr. 8)

   	G

 4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

   	Amount		(A) or (D)	Price
	   2,000	    		D

 5.	Amount of Securities		6.  Ownership Form:		          7. Nature of Indirect
	   Beneficially Owned at		   Direct (D) or Indirect (I)	   Beneficial Ownership
	   End of Issuer's Fiscal		  (Instr. 4)			                 (Instr. 4)
	   Year (Instr. 3 and 4)

    		109,593	                     		D
		        514		                     	I                      				by wife
	Tot  110,107


 TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

 1.	Title of Derivative Security (Instr. 3)

   	NA

 2.	Conversion or Exercise Price of Derivative Security

   	NA

 3.	Transaction Date (Month/Day/Year)

   	NA

 4.	Transaction Code (Instr. 8)

   	NA

 5.	Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)

   (A)       		(D)
   NA	         	NA

 6.	Date Exercisable and Expiration Date (Month/Day/Year)

   	Date Exercisable  		Expiration Date
   	NA		            		  NA

 7.	Title and Amount of Underlying Securities (Instr. 3 and 4)

	   Title	       				Amount or Number of Shares
   	NA          					NA

 8.	Price of Derivative Security (Instr. 5)

   	NA

 9.	Number of Derivative Securities Beneficially Owned at End of Year (Instr. 4)

   	Other options previously reported =149,250

10.	Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
    (Instr. 4)

   	D

11.	Nature of Indirect Beneficial Ownership (Instr. 4)

   	NA

Explanation of Responses:

    NA


/s/ Edward L. Gallup
Signature of Reporting Person

6/9/98
Date